Exhibit 99.1
PHH Corporation Announces Results for First Quarter 2011
Earnings Driven by Strong Growth in Fleet Management
and Gain on Sale of Interest in Appraisal Business
•	Net income attributable to PHH Corporation of $49 million and basic earnings per share attributable to PHH Corporation of $0.87, up from $8 million and $0.15 per share, respectively, in the first quarter of 2010, inclusive of a $68 million gain (pre-tax) on the sale of 50.1% of the equity interests of the STARS appraisal services subsidiary

•	Core earnings (after-tax)* of $34 million and core earnings per share* of $0.61, up from $13 million and $0.24, respectively, in the first quarter of 2010, include a $40 million after-tax benefit associated with the STARS transaction

•	Fleet Management segment profit of $16 million, up from $8 million in the first quarter of 2010, driven by continued growth in fee-based services, improved lease margins and reduced expenses

•	Mortgage origination market share increased to 4.3% on closings of $13.8 billion reflecting the closing of 2010 and early 2011 applications

•	Mortgage loan servicing portfolio increased to $171 billion as of March 31, 2011, up from $166 billion at December 31, 2010 and $153 billion at March 31, 2010. Total mortgage delinquency improved to 3.15% of the unpaid principal balance of the portfolio, down from 3.88% at December 31, 2010
Mt. Laurel, NJ, May 3, 2011 (Business Wire) – PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced results for the three months ended March 31, 2011.
Jerry Selitto, president and chief executive officer, commented, “Our first quarter earnings were driven by strong growth in our Fleet business. Our Mortgage business results reflect continued declines in volume and margins that began in the fourth quarter of 2010.
“On March 31, we completed the sale of 50.1% of our STARS appraisal business, creating a joint venture with CoreLogic. In addition to the gain we realized this quarter, this new joint venture will enable us to leverage the technology and expanded product offerings of CoreLogic to enhance the customer experience and, we believe, drive earnings growth.
“Our Fleet business again delivered strong earnings, doubling profits from the first quarter of 2010, as average fee-for-service units were up from the same period last year. Our customer service quality was further recognized as we received two top supplier awards from Diebold, including their Gold Supplier Certification.
“Our strong pipeline from the fourth quarter of 2010 drove our mortgage closing volume to $13.8 billion, up 77% from the first quarter of 2010. New applications in the quarter were 10% lower than in the prior year quarter at $10.9 billion. IRLCs were 21% lower at $5 billion, reflecting a shift toward more fee for service applications. Although foreclosure costs remain elevated, at $15 million for the quarter, our delinquency rates continue to improve and remain approximately half those of most other large servicers.
“We remain actively engaged in the dialogue on the future of the American residential finance system. We believe our unique business model and the quality of the mortgages we originate will permit us to compete effectively under a new regulatory regime.
“We believe we are well-positioned to address the challenges of today’s mortgage market. Our pipeline of new private label prospects is strong, and we expect the launch of new clients in the second half of 2011 to drive market share growth over 2010. In our operations, we are adjusting staffing levels and expenses to align with current and anticipated volume levels.

We are developing a more flexible and scalable workforce, to enable us to respond rapidly and efficiently to shifts in market demand and ensure our ability to deliver consistently high levels of service to our customers and attractive, sustainable returns to shareholders.”
Summary Consolidated Results
(In millions except per share data)

	Three Months
	Ended March 31,
	2011	2010
Net revenues	$665	$577
Income before income taxes	85	19
Net income attributable to PHH Corporation	49	8

Basic earnings per share attributable to PHH Corporation	$0.87	$0.15

Non-GAAP Results*
Core earnings (pre-tax)	$57	$26
Core earnings (after-tax)	34	13

Core earnings per share	$0.61	$0.24
The following summarizes the key highlights that drove our operating performance and segment profit (loss) for our reportable segments during the first quarter of 2011 in comparison to 2010:
Mortgage Production Segment
•	Segment profit in the first quarter of 2011 was $27 million higher than the same period in 2010 due to a $68 million gain on the sale of 50.1% of the equity interests in STARS, that was partially offset by lower gain on sale margins and lower interest rate lock commitments.

•	Total mortgage closing volume for the first quarter of 2011 was $13.8 billion, of which approximately 70% was retail and 30% was wholesale/correspondent. Closing volume was 77% higher than the first quarter of 2010 due to the large pipeline of interest rate lock commitments entered into during the second half of 2010.

•	Higher interest rates and seasonally low purchase volumes resulted in a 21% decline in interest rate lock commitments expected to close to $5.0 billion in the first quarter of 2011 from $6.4 billion in the same period of 2010. Gain on sale margins were down significantly from the first quarter of 2010 reflecting a more normalized level of industry originations.
Mortgage Servicing Segment
•	Segment profit benefitted in the first quarter of 2011 from a net $25 million increase in the fair value of the mortgage servicing rights due primarily to higher long-term interest rates and improved portfolio delinquencies, as compared to a $7 million decrease during the first quarter of 2010. Additionally, there was a $12 million unfavorable change in fair value due to prepayments and recurring cash flows during the first quarter of 2011 compared to the same period in the prior year, reflecting the higher level of payoffs in the first quarter of 2011.

•	Loan servicing income increased by $7 million reflecting the continued growth in our loan servicing portfolio. Our average loan servicing portfolio increased by 11% from $152.3 billion in the first quarter of 2010 to $168.8 billion in the first quarter of 2011.

•	Foreclosure-related charges remain elevated at $15 million during the first quarter of 2011 compared to $23 million in the first quarter of 2010, reflecting a continued high level of repurchase demands and loss severities.
Fleet Management Services Segment
•	Fleet segment generated $16 million of segment profit in the first quarter of 2011 and continued to benefit from strong fee-based revenues and lower costs as compared to the first quarter of 2010.

•	Maintenance service, fuel, and accident management average units all increased in the first quarter of 2011 compared to the same period in 2010 despite a 6% decline in the number of leased vehicles.
* Note Regarding Non-GAAP Financial Measures
Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations at the back of this release for a reconciliation of these measures to the most directly comparable GAAP financial measures.
Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share measure the Company’s financial performance excluding certain unrealized changes in value of mortgage servicing rights that are based upon projections of future voluntary and involuntary prepayments.
The unrealized changes in value of our mortgage servicing rights for voluntary and involuntary prepayments are reflected as market-related and credit related fair value adjustments, respectively. Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a means of evaluating our core operating performance.
The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.
The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the underlying operating performance which can be obscured by significant unrealized changes in value of our mortgage servicing rights in a given period that is included in Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation in accordance with GAAP.
Use of Core Earnings by Management
The unrealized changes in the value of mortgage servicing rights are based upon numerous assumptions, which include estimated changes in future prepayments that may or may not be actually realized in the future. The market-related fair value adjustments are based upon assumptions of future interest rates, the shape of the yield curve, volatility and other factors. The credit-related fair value adjustments are based upon projected levels of delinquencies and foreclosures that are assumed to remain at current period-end levels throughout the life of the asset for purposes of modeling the expected future cash flows of the mortgage servicing rights. Value lost from actual voluntary and involuntary prepayments are recorded when the underlying loans actually prepay or when foreclosure proceedings are complete, and are included in core earnings based on the current value of the mortgage servicing rights.
The Company manages the business and has designed certain management incentives based upon the achievement of core earnings targets. In addition, the Company believes that it will likely replenish most, if not all, realized value lost from changes in value from actual prepayments through new loan originations and actively manages and monitors economic replenishment rates to measure our ability to continue to do so. Therefore, management does not believe the unrealized change in value of the mortgage servicing rights is representative of the economic change in value of the business as a whole. The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.

Limitations on the Use of Core Earnings
Since core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share measure the Company’s financial performance excluding certain unrealized changes in value of mortgage servicing rights, they may not reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment.
Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share involves differences from Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share should be considered as supplementary to, and not as a substitute for, Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP as a measure of the Company’s financial performance.
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top five retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. For additional information about the Company and its subsidiaries, please visit the Company’s website at www.phh.com
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward looking statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors. Investors are cautioned not to place undue reliance on these forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.
You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission under the Exchange Act, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.
Contact Information:
Jonathan T. McGrain
856-917-0066
1 Inside Mortgage Finance, Copyright 2011

Segment Results
(In millions)

						First
						Quarter
	First Quarter 2011					2010
			Fleet
	Mortgage	Mortgage	Management
	Production	Servicing	Services		Total PHH	Total PHH
	Segment	Segment	Segment	Other	Corporation	Corporation
Net fee income	$86	$—	$42	$—	$128	$90
Fleet lease income	—	—	337	—	337	339
Gain on mortgage loans	59	—	—	—	59	105
Mortgage net finance expense	(2)	(16)	—	(1)	(19)	(20)
Loan servicing income(1)	—	108	—	—	108	101
MSRs fair value adjustments:
MSRs prepayments and recurring cash flows(2)	—	(57)	—	—	(57)	(45)
Market-related(3)	—	28	—	—	28	11
Credit-related(4)	—	(3)	—	—	(3)	(18)
Other income	71	(3)	16	—	84	14

Net revenues	214	57	395	(1)	665	577

Depreciation on operating leases	—	—	306	—	306	308
Fleet interest expense	—	—	22	(2)	20	23
Foreclosure-related charges	—	15	—	—	15	23
Other expenses	159	28	51	1	239	204

Total expenses	159	43	379	(1)	580	558

Income before income taxes	55	14	16	—	$85	$19

Less: income attributable to noncontrolling interest	3	—	—	—

Segment profit	$52	$14	$16	$—

(1)	Loan servicing income includes $(7) million and $(4) million of Net reinsurance (loss) for the three months ended March 31, 2011 and 2010, respectively.

(2)	Represents the reduction in the fair value of MSRs due to actual prepayments and the receipt of recurring cash flows.

(3)	Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

(4)	Represents the Change in fair value of mortgage servicing rights primarily due to the impact of changes in estimated portfolio delinquencies and foreclosures.

Mortgage Production Segment

	Three Months
	Ended March 31,		% Change
	2011	2010
	($ in millions, except average
	loan amount)
Loans closed to be sold	$9,696	$5,673	71%
Fee-based closings	4,134	2,152	92%

Total closings	$13,830	$7,825	77%

Purchase closings	$4,151	$3,418	21%
Refinance closings	9,679	4,407	120%

Total closings	$13,830	$7,825	77%

Fixed rate	$9,938	$5,925	68%
Adjustable rate	3,892	1,900	105%

Total closings	$13,830	$7,825	77%

Retail closings	$9,747	$6,102	60%
Wholesale/correspondent closings	4,083	1,723	137%

Total closings	$13,830	$7,825	77%

Average loan amount	$259,666	$239,899	8%
Loans sold	$12,897	$5,762	124%
Applications	$10,937	$12,199	(10)%
IRLCs expected to close	$5,044	$6,374	(21)%

	Three Months
	Ended March 31,
	2011	2010	%Change
	(in millions)
Net fee income	$86	$52	65%
Gain on mortgage loans	59	105	(44)%
Mortgage net finance expense	(2)	(5)	60%
Other income	71	—	n/m (1)

Net revenues	214	152	41%

Total expenses	159	127	25%

Income before income taxes	55	25	120%
Less: income attributable to noncontrolling interest	3	—	n/m (1)

Segment profit	$52	$25	108%

(1)	n/m — Not meaningful.

Mortgage Servicing Segment

	Three Months
	Ended March 31,
	2011	2010	%Change
	($ in millions)
Average loan servicing portfolio	$168,764	$152,291	11%
Ending loan servicing portfolio	$170,711	$153,060	12%
Number of loans serviced	1,022,318	959,929	6%
Weighted-average servicing fee (in basis points)	30	30	n/m (1)

	Three Months
	Ended March 31,
	2011	2010	%Change
	(in millions)
Mortgage net finance expense	$(16)	$(14)	(14)%
Loan servicing income	108	101	7%
Change in fair value of mortgage servicing rights	(32)	(52)	38%
Other income	(3)	1	n/m (1)

Net revenues	57	36	58%

Foreclosure-related charges	15	23	(35)%
Other expenses	28	26	8%

Total expenses	43	49	(12)%

Segment profit (loss)	$14	$(13)	n/m (1)

Portfolio delinquency (2)

	March 31, 2011		December 31, 2010
	Number	Unpaid	Number	Unpaid
	of Loans	Balance	of Loans	Balance
30 days	1.99%	1.70%	2.36%	2.01%
60 days	0.48%	0.45%	0.67%	0.60%
90 or more days	0.98%	1.00%	1.21%	1.27%

Total delinquency	3.45%	3.15%	4.24%	3.88%

Foreclosure/real estate owned (3)	2.19%	2.26%	2.30%	2.37%

(1)	n/m — Not meaningful.

(2)	Represents the loan servicing portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(3)	As of March 31, 2011 and December 31, 2010, there were 18,143 and 18,554 of loans in foreclosure with unpaid principal balances of $3.2 billion and $3.3 billion, respectively.

Fleet Management Services Segment

	Three Months
	Ended March 31,
	2011	2010	%Change
	(in thousands of units)
Leased vehicles	278	297	(6)%
Maintenance service cards	318	272	17%
Fuel cards	290	272	7%
Accident management vehicles	294	288	2%

	Three Months
	Ended March 31,
	2011	2010	%Change
	(in millions)
Net fee income	$42	$38	11%
Fleet lease income	337	339	(1)%
Other income	16	13	23%

Net revenues	395	390	1%

Depreciation on operating leases	306	308	(1)%
Fleet interest expense	22	24	(8)%
Other expenses	51	50	2%

Total expenses	379	382	(1)%

Segment profit	$16	$8	100%

PHH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months
	Ended March 31,
	2011	2010
Revenues
Mortgage fees	$86	$52
Fleet management fees	42	38

Net fee income	128	90

Fleet lease income	337	339

Gain on mortgage loans, net	59	105

Mortgage interest income	35	18
Mortgage interest expense	(54)	(38)

Mortgage net finance expense	(19)	(20)

Loan servicing income	108	101
Change in fair value of mortgage servicing rights	(32)	(52)

Net loan servicing income	76	49

Other income	84	14

Net revenues	665	577

Expenses
Salaries and related expenses	134	114
Occupancy and other office expenses	15	15
Depreciation on operating leases	306	308
Fleet interest expense	20	23
Other depreciation and amortization	6	6
Other operating expenses	99	92

Total expenses	580	558

Income before income taxes	85	19
Income tax expense	33	11

Net income	52	8
Less: net income attributable to noncontrolling interest	3	—

Net income attributable to PHH Corporation	$49	$8

Basic earnings per share attributable to PHH Corporation	$0.87	$0.15

Diluted earnings per share attributable to PHH Corporation	$0.84	$0.15

PHH CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$325	$195
Restricted cash, cash equivalents and investments	558	531
Mortgage loans held for sale	1,338	4,329
Accounts receivable, net	606	573
Net investment in fleet leases	3,501	3,492
Mortgage servicing rights	1,590	1,442
Property, plant and equipment, net	45	46
Goodwill	25	25
Other assets(1)	570	637

Total assets	$8,558	$11,270

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$488	$521
Debt	5,395	8,085
Deferred income taxes	758	728
Other liabilities	280	358

Total liabilities	6,921	9,692

Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,625	1,564
Noncontrolling interest	12	14

Total equity	1,637	1,578

Total liabilities and equity	$8,558	$11,270

(1)	Other assets include intangible assets of $35 million and $36 million as of March 31, 2011 and December 31, 2010, respectively.

AVAILABLE FUNDING UNDER ASSET-BACKED DEBT ARRANGEMENTS AND UNSECURED COMMITTED CREDIT FACILITIES
(In millions)
Capacity under all borrowing agreements is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements. Capacity under asset-backed funding arrangements may be further limited by the asset eligibility requirements.
Available capacity under committed asset-backed debt arrangements and unsecured credit facilities as of March 31, 2011 consisted of:

		Utilized	Available
	Capacity	Capacity	Capacity
Vehicle Management Asset-Backed Debt:
Term notes, in revolving period	$85	$85	$—
Variable funding notes	1,309	974	335
Mortgage Asset-Backed Debt:
Committed warehouse facilities	2,835	1,081	1,754
Servicing advance facility	120	71	49
Unsecured Committed Credit Facilities(1)	530	16	514

(1)	Utilized capacity reflects $16 million of letters of credit issued under the Amended Credit Facility, which are not included in Debt in the Condensed Consolidated Balance Sheet.
Capacity for Mortgage-asset backed debt shown excludes $2 billion available under uncommitted facilities, and $764 million available under committed off-balance sheet gestation facilities.

PHH CORPORATION AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS — CORE EARNINGS
(In millions, except per share data)
See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of these Non-GAAP Financial Measures.
Regulation G Reconciliation

	Three Months Ended
	March 31,
	2011	2010
Income before income taxes — as reported	$85	$19
Less: net income attributable to noncontrolling interest	3	—

Segment income	82	19
Certain MSRs fair value adjustments:
Market-related(1)	(28)	(11)
Credit-related(2)	3	18

Core earnings (pre-tax)	$57	$26

Net income attributable to PHH Corporation — as reported	$49	$8
Certain MSRs fair value adjustments:
Market-related, net of taxes(1)(3)	(16)	(6)
Credit-related, net of taxes(2)(3)	1	11

Core earnings (after-tax)	$34	$13

Basic earnings per share attributable to PHH Corporation — as reported	$0.87	$0.15
Certain MSRs fair value adjustments:
Market-related, net of taxes(1)(4)	(0.29)	(0.11)
Credit-related, net of taxes(2)(4)	0.03	0.20

Core earnings per share	$0.61	$0.24

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)	Represents the Change in fair value of MSRs primarily due to the impact of changes in estimated portfolio delinquencies and foreclosures.

(3)	An incremental effective tax rate of 41% was applied to the MSRs fair value adjustments to arrive at the net of taxes amounts.

(4)	Basic weighted-average shares outstanding of 56.109 million and 55.036 million for the three months ended March 31, 2011 and 2010, respectively, were used to calculate per share amounts.

PHH CORPORATION AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT
(In millions)
Regulation G Reconciliation

	First Quarter 2011
			Fleet
	Mortgage	Mortgage	Management
	Production	Servicing	Services
	Segment	Segment	Segment	Other

Segment profit	$52	$14	$16	$—
Certain MSRs fair value adjustments:
Market-related (1)	—	(28)	—	—
Credit-related(2)	—	3	—	—

Core Earnings (loss)	$52	$(11)	$16	$—

	First Quarter 2010
			Fleet
	Mortgage	Mortgage	Management
	Production	Servicing	Services
	Segment	Segment	Segment	Other

Segment profit (loss)	$25	$(13)	$8	$(1)
Certain MSRs fair value adjustments:
Market-related (1)	—	(11)	—	—
Credit-related(2)	—	18	—	—

Core Earnings (loss)	$25	$(6)	$8	$(1)

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)	Represents the Change in fair value of MSRs primarily due to the impact of changes in estimated portfolio delinquencies and foreclosures.